                    M  U  L  T  I  M  E  D  I  A,   I  N  C.
                    S  E  C  O  N  D     Q  U  A  R  T  E  R
                           R    E    P    O    R    T
                        1         9         9         4
                                       2
                              N e w s p a p e r s
                            B r o a d c a s t i n g
                           E n t e r t a i n m e n t
                        C a b l e    T e l e v i s i o n
                                S e c u r i t y

                          A LETTER TO OUR SHAREHOLDERS
    It's my pleasure to report to you, in my first quarterly report as your new chairman and chief executive officer, that Multimedia followed its strong first quarter performance with continued growth in the second quarter of 1994, and that the Company's board has completed the transition to a new management team.

    On June 16, I was elected to my present position by the Company's board of directors. I have been with Multimedia since 1981, and have served on the board since 1988.
    I'm also pleased that on July 21, Douglas J. Greenlaw, former chairman and chief executive officer of the Ventures Division of Whittle Communications, Ltd., was elected president and chief operating officer of Multimedia. During his career Doug has been instrumental in the success of several cable networks, and he has a strong knowledge of both programming and media marketing.
    Multimedia's 1994 second quarter net earnings of $19.4 million represented an increase of 6.4% over last year's second quarter, and earnings per share increased 6.3% to $.51. Operating profit of $49.9 million was up 7.0%.
    The Company's consolidated revenues of $159.2 million were 1.4% higher than the $157.1 million reported in the second quarter of 1993. Last year's second quarter revenues included a $7.5 million contribution from Multimedia's made-for-television movie operation, which produced negligible revenue this quarter as it is being phased out.
    Net earnings for the first six months of 1994 were $36.8 million, and earnings per share were $.96. Excluding the gain on the sale of three radio properties, earnings per share were $.91 for the first six months, an increase of 8.3% over the $.84 per share from ongoing operations reported in 1993. (Last year's net earnings of $47.8 million or $1.25 per share for the first six months reflected a net benefit of $14.3 million or $.37 per share from the effect of changes in accounting principles and an after-tax gain of $1.4 million or $.04 per share on the sale of properties.)
    Multimedia Newspapers' 1994 second quarter revenues advanced 10.3% to $37.4 million. Classified advertising experienced exceptional growth during the second quarter, and the division reported the best first half of the year since 1989 in terms of total advertising revenue.
    The Broadcasting Division posted revenues of $37.5 million for the second quarter, an increase of 1.5% over the same period in 1993. Excluding the effect of divested properties, Broadcasting revenues increased 5.2% for the quarter.
    Multimedia Cablevision's 1994 second quarter revenues of $42.0 million represented growth of 1.2% despite the effect of the Federal Communications Commission's rate freeze established in September 1993.
    Multimedia Entertainment's revenues for the quarter declined 11.3% to $36.2 million. Excluding the movie company, however, Entertainment's revenues grew 7.7%.
    Multimedia's DONAHUE and SALLY JESSY RAPHAEL remain among the top three daytime talk shows. However, all three of the top shows' ratings have declined due to the increasingly competitive talk show environment.

JERRY SPRINGER continues to post gains over last year, and in June the show delivered a 2.7, its best-ever rating. RUSH LIMBAUGH's season-to-date ratings are up 9.0% to 3.7.
    The marketing of two new talk shows -- SUSAN POWTER and DENNIS PRAGER -- is on schedule for their September debuts, and the division also continues to work on the planned October launch of an all-talk cable network.
    The Security Division generated $6.1 million in revenues for the second quarter, a 59.1% increase. Multimedia Security, which had approximately 60,000 customers on June 30, will convert its Phoenix, Arizona, service center to its eighth full-service sales office later this year.
    Multimedia has the right management in place to continue to refine the Company's strategic plan and to take advantage of profitable opportunities in our core businesses. The media world is evolving at unprecedented speed, but we believe we have the assets, financial flexibility and creative leadership needed to compete and to grow.
                                                                  August 8, 1994
(Signature of Donald D. Sbarra appears here)
Donald D. Sbarra
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

THREE MONTHS HIGHLIGHTS
(UNAUDITED)

(IN THOUSANDS)
                                             1994       1993
REVENUES:
  Newspapers.............................. $ 37,447     33,963
  Broadcasting............................   37,535     36,987
  Cable...................................   41,979     41,479
  Entertainment...........................   36,188     40,811
  Security                                    6,082      3,822
                                           $159,231    157,062
OPERATING PROFITS:
  Newspapers.............................. $ 11,524      9,562
  Broadcasting............................   13,689     11,159
  Cable...................................   12,631     14,043
  Entertainment...........................   15,497     15,060
  Security................................      800        300
  Corporate                                  (4,290)    (3,519)
                                           $ 49,851     46,605

Multimedia, Inc. and Subsidiaries
Consolidated Statements of Earnings
THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 1994 AND 1993
(UNAUDITED)
(IN THOUSANDS EXCEPT PER-SHARE DATA)

                                                         Three Months            Six Months
                                                        1994       1993       1994       1993
Operating revenues:
  Newspapers.......................................   $ 37,447     33,963     71,101     64,978
  Broadcasting (Note 1)............................     37,535     36,987     66,855     64,874
  Cable............................................     41,979     41,479     83,202     82,486
  Entertainment....................................     36,188     40,811     72,855     77,115
  Security                                               6,082      3,822     11,637      7,130
      Total operating revenues                         159,231    157,062    305,650    296,583
Operating costs and expenses:
  Production.......................................     55,700     60,654    108,879    112,506
  Selling, general and administrative..............     39,036     37,030     76,679     74,285
  Depreciation.....................................     10,811      8,795     21,631     17,447
  Amortization                                           3,833      3,978      7,692      7,610
      Total operating costs and expenses               109,380    110,457    214,881    211,848
Operating profit...................................     49,851     46,605     90,769     84,735
Interest expense...................................     14,902     15,442     29,775     31,182
Other income (expense), net                             (1,100)        (5)     2,177      2,530
      Earnings before income taxes, minority
        interest and cumulative effect of changes
        in accounting principles...................     33,849     31,158     63,171     56,083
Income taxes.......................................     14,047     12,775     26,216     22,994
Minority interest                                         (359)      (116)      (178)       376
Earnings before cumulative effect of changes in
  accounting principles............................     19,443     18,267     36,777     33,465
Cumulative effect of changes in accounting
  principles (Note 2)                                       --         --         --     14,332
Net earnings                                          $ 19,443     18,267     36,777     47,797
Per share of common stock:
  Earnings before cumulative effect of changes in
    accounting principles..........................   $    .51        .48        .96        .88
  Cumulative effect of changes in accounting
    principles.....................................         --         --         --        .37
  Net earnings.....................................   $    .51        .48        .96       1.25
  Cash dividends...................................         --         --         --         --
Weighted average shares............................     38,191     38,375     38,280     38,310

Note 1: Beginning January 1, 1994, Multimedia Broadcasting began reporting operating revenues net of agency commissions and national representative fees. The 1993 amounts have been restated to reflect this change.
Note 2: Effective January 1, 1993, the Company adopted Statements of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" and No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions". The cumulative effect of the adoption of SFAS No. 109 was to increase first quarter earnings by $15.4 million ($.40 per share). The cumulative effect of the adoption of SFAS No. 106 was a decrease in first quarter earnings, net of tax benefit, of $1.1 million ($.03 per share).

Multimedia, Inc. and Subsidiaries
Consolidated Balance Sheets
JUNE 30, 1994 AND DECEMBER 31, 1993
(UNAUDITED)
(IN THOUSANDS)

                                                              JUNE 30,     December 31,
                                                                1994           1993
ASSETS
Current assets:
  Cash and cash equivalents................................... $   7,237       11,034
  Net trade accounts receivable...............................    82,893       85,756
  Inventories.................................................     3,618        4,408
  Deferred income tax benefits................................     9,228        8,856
  Film contract rights........................................     2,220        8,476
  Deferred program costs......................................    13,632        9,670
  Prepaid expenses                                                 5,292        5,516
       Total current assets                                      124,120      133,716
Property, plant and equipment, at cost........................   528,677      500,133
  Less accumulated depreciation                                 (276,473)    (259,371)
       Net property, plant and equipment                         252,204      240,762
Intangible assets, net........................................   247,430      251,356
Other assets                                                      29,720       29,340
                                                               $ 653,474      655,174
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current installments of long-term debt...................... $  17,894          393
  Accounts payable............................................    19,142       20,557
  Accrued interest............................................     2,972        2,999
  Accrued payroll.............................................     7,526        5,884
  Accrued expenses............................................    33,620       30,465
  Income taxes payable........................................     9,336       15,432
  Film contracts payable......................................     2,188        8,540
  Unearned income                                                 20,526       19,416
       Total current liabilities                                 113,204      103,686
Long-term debt................................................   610,993      664,604
Deferred income taxes.........................................    45,530       44,046
Other liabilities.............................................     2,743        2,837
Minority interest                                                 17,699       17,521
Stockholders' equity (deficit):
  Common stock................................................     3,751        3,721
  Additional paid-in capital..................................   181,707      177,689
  Retained earnings (deficit)                                   (322,153)    (358,930)
       Total stockholders' equity (deficit)                     (136,695)    (177,520)
                                                               $ 653,474      655,174

Multimedia, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
SIX MONTHS ENDED JUNE 30, 1994 AND 1993
(UNAUDITED)
(IN THOUSANDS)

                                                                         1994       1993
Net cash provided by operating activities                              $ 73,766     76,094
Additions to property, plant and equipment..........................    (33,116)   (21,433)
Other                                                                    (4,098)    (4,531)
  Net cash provided by (used for) investing activities                  (37,214)   (25,964)
Long-term debt retired..............................................    (36,110)   (44,735)
Other                                                                    (4,239)    (3,618)
  Net cash provided by (used for) financing activities                  (40,349)   (48,353)
Increase (decrease) in cash and cash equivalents....................     (3,797)     1,777
Cash and cash equivalents, beginning of year                             11,034      4,598
Cash and cash equivalents, end of period                               $  7,237      6,375

Note 1. Net cash provided by operating activities is further analyzed as follows:

                                                                        1994       1993
Operating profit plus depreciation and amortization and
  amortization of stock options:
  Newspapers.......................................................   $ 23,532     19,896
  Broadcasting.....................................................     26,731     21,792
  Cable............................................................     42,739     42,604
  Entertainment....................................................     30,570     30,058
  Security.........................................................      4,354      2,607
  Corporate                                                             (6,055)    (4,949)
                                                                       121,871    112,008
Interest expense less amortization of debt
  issue costs......................................................    (29,216)   (30,623)
Change in current assets and liabilities...........................     (2,260)     7,219
Other                                                                  (16,629)   (12,510)
                                                                      $ 73,766     76,094

                       MULTIMEDIA, INC. AND SUBSIDIARIES
MULTIMEDIA
NEWSPAPERS
ALABAMA
DAILY AND SUNDAY:
The Montgomery Advertiser
ARKANSAS
DAILY:
The Baxter Bulletin
  (Mountain Home)
GEORGIA
DAILY:
The Moultrie Observer
NORTH CAROLINA
DAILY AND SUNDAY:
Asheville Citizen-Times
OHIO
DAILIES:
Gallipolis Daily Tribune
The Daily Sentinel
  (Pomeroy)
SUNDAY:
Sunday Times-Sentinel
  (Gallipolis)
SOUTH CAROLINA
DAILIES:
The Greenville News
Greenville Piedmont
SUNDAY:
The Greenville News
TENNESSEE
DAILY:
The Leaf-Chronicle
  (Clarksville)
MONTHLY:
Music City News
The Gospel Voice
  (Nashville)
TELEVISION PRODUCTION:
  TNN Music City News
  Country Awards
VIRGINIA
DAILY AND SUNDAY:
The Daily News-Leader
  (Staunton)
WEST VIRGINIA
DAILY:
Point Pleasant Register
MULTIMEDIA
BROADCASTING
Television
GEORGIA
Macon: WMAZ-TV (CBS)
MISSOURI
St. Louis: KSDK (NBC)
OHIO
Cincinnati: WLWT (NBC)
Cleveland: WKYC (NBC)
TENNESSEE
Knoxville: WBIR-TV (NBC)
Radio
GEORGIA
Macon: WAYS(FM)
WMAZ-AM
SOUTH CAROLINA
Greenville: WFBC-AM/(FM)
Spartanburg: WORD-AM
MULTIMEDIA
ENTERTAINMENT
Donahue/Sally Jessy Raphael/
Pozner & Donahue/Jerry Springer/Rush Limbaugh,
The Television Show
Multimedia Motion Pictures
MULTIMEDIA
CABLEVISION
Multimedia operates more than 125 cable television franchises in Kansas, Illinois, Indiana, North Carolina and Oklahoma and serves approximately 420,000 basic subscribers.
MULTIMEDIA
SECURITY
Multimedia serves more than 60,000 security alarm subscribers.
MULTIMEDIA, INC.
P.O. Box 1688
Greenville, SC 29602
(803) 298-4373
                        IMPORTANT NOTICE TO SHAREHOLDERS
Wachovia Bank of North Carolina, N.A. is the transfer agent and registrar for Multimedia, Inc. All communications regarding shareholdings or transfer of your shares should be directed to: Wachovia Bank of North Carolina, N.A., Corporate Trust Department, P.O. Box 3001, Winston-Salem, North Carolina 27102. 1-800-633-4236 Toll-Free Telephone Number for Shareholder Services.

                                   BULK RATE
       MULTIMEDIA, INC.          U.S. POSTAGE
       P.O. Box 1688                 PAID
       Greenville, SC 29602     CHARLOTTE, N.C.
                                 PERMIT NO. 136